As filed with the Securities and Exchange Commission on February 27, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Extra Space Storage Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1076777
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121

(801) 562-5556

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

EXTRA SPACE MANAGEMENT, INC. 401(k) PLAN

(Full Title of the Plan)

Kenneth M. Woolley

Chairman and Chief Executive Officer

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121

(801) 562-5556

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Craig M. Garner, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share, under the Extra Space Management, Inc. 401(k) Plan	1,000,000 shares	$6.04	$6,040,000	$238
(1)

Shares of Common Stock of Extra Space Storage Inc. (the “Company”) are not issuable under the Extra Space Management, Inc. 401(k) Plan (the “Plan”). Includes an indeterminate number of shares which may be issued by the Company with respect to such shares of Common Stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Based upon the average of the high and low prices of our Common Stock reported on the New York Stock Exchange on February 23, 2009 pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

PART I.                                                    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.                                                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Extra Space Storage Inc. (the “Company”) are incorporated in this registration statement by reference:

A.    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 27, 2009;

B.    The Company’s Current Reports on Form 8-K, filed with the Commission on February 2, 2009 and February 23, 2009; and

C.     The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on August 4, 2004.

All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents.  To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this registration statement.  Any information contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to have been modified or superseded to the extent that a statement contained in this registration statement, in any other document subsequently filed by the Company or the Plan with the Commission that also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

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The Company’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of the Company and at the request of us, serves or has served another corporation, real estate investment trust (“REIT”), partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise. The Company’s bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of the Company and at its request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. The Company’s charter and bylaws also permit it with the approval of the board of directors to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case, a court orders indemnification and then only for expenses. In addition, the MGCL requires us, as a condition to advancing expenses, to obtain (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (y) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company’s directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors to eliminate the rights they provide.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption From Registration Claimed.

Not applicable.

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Item 8.   Exhibits.

The Plan has received from the Internal Revenue Service (the “IRS”) a favorable determination letter as to its qualified status under Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company hereby undertakes that it will submit future material amendments to the Plan to the IRS in a timely manner with a request for a favorable determination and has made or will make all changes required by the IRS in order to continue to qualify the Plan under Section 401(a) of the Code.

No original issuance securities are being offered under the Plan, and therefore no opinion as to the legality of the securities being offered is given in this registration statement.

Exhibit
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on Signature Page).

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new

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registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on February 27, 2009.

EXTRA SPACE STORAGE INC.

By:	/s/ Kenneth M. Woolley
Kenneth M. Woolley
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth M. Woolley, Kent W. Christensen and Charles L. Allen, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth M. Woolley	Chairman of the Board and	February 27, 2009
Kenneth M. Woolley	Chief Executive Officer
(Principal Executive Officer)

/s/ Kent W. Christensen	Executive Vice President and	February 27, 2009
Kent W. Christensen	Chief Financial Officer
(Principal Financial Officer)

/s/ P. Scott Stubbs	Senior Vice President Finance	February 27, 2009
P. Scott Stubbs	and Accounting
(Principal Accounting Officer)

/s/ Spencer F. Kirk	President and Director	February 27, 2009
Spencer F. Kirk

/s/ Joseph D. Margolis	Director	February 27, 2009
Joseph D. Margolis

/s/ Roger B. Porter	Director	February 27, 2009
Roger B. Porter

/s/ K. Fred Skousen	Director	February 27, 2009
K. Fred Skousen

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on February 27, 2009.

EXTRA SPACE MANAGEMENT, INC. 401(k) PLAN

By:	/s/ Bruce Boucher
Bruce Boucher,
Senior Vice President, Human Resources
Extra Space Management, Inc.,
as Plan Administrator

EXHIBIT INDEX

Exhibit
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on Signature Page).